Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Fourth Quarter and Full Year 2016 Results

TAMPA, Fla. – February 21, 2017 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, with additional operations in reinsurance, real estate and information technology, reported results for the three and twelve months ended December 31, 2016.

Fourth Quarter 2016 - Financial Results

Net income totaled $4.6 million or 47 cents diluted earnings per share compared with $11.1 million or $1.05 diluted earnings per share in the fourth quarter of 2015.

Gross premiums earned totaled $92.4 million compared with $101.9 million in the same period in 2015. The decrease was attributable to expected policy attrition as well as a previously announced rate decrease that went into effect January 1, 2016.

Premiums ceded decreased to $29.1 million or 31.4% of gross premiums earned from $40.3 million or 39.6% of gross premiums earned in the fourth quarter of 2015. The decrease was attributable to the lower cost of the 2016/17 reinsurance program which began June 1, 2016, as compared with the 2015/16 program, which began June 1, 2015.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) were $63.4 million compared with $61.6 million in the same period in 2015.

Investment related income increased to $4.8 million compared with $1.2 million in the same period in 2015. The increase in 2016 was primarily due to $1.2 million of income from limited partnership investments in 2016 versus losses of $0.4 million in 2015 as well as net realized gains from investment sales of $1.7 million in 2016 as compared with $45,000 of net realized investment losses for the quarter ended December 31, 2015. Additionally, the company recognized net non-cash charges of $1 million in the fourth quarter of 2016 and $0.8 million in the fourth quarter of 2015 due to declines in the fair value of securities determined to be other than temporary.

A remeasurement gain of $4 million resulted from the company’s real estate division, Greenleaf Capital, acquiring full ownership of a shopping center property in which it had previously held a 90% non-controlling interest. Subsequent to the acquisition, the company incurred an impairment loss of approximately $0.4 million due to the unexpected closure of one tenant’s business.

Losses and loss adjustment expenses were $45.4 million compared with $21.4 million in the same period in 2015. The increase was due primarily to the impact of Hurricanes Hermine and Matthew, the latter accounting for approximately $21 million in losses and loss adjustment expenses. In addition, we continued to strengthen reserves in response to trends involving assignment of insurance benefits and related litigation

Policy acquisition and other underwriting expenses were $10.1 million compared with $11.1 million in the comparable period in 2015.

Salaries and wages were $2 million compared with $5 million in the same period in 2015. The reduction was primarily attributable to a decrease in discretionary incentive pay in 2016. The level of discretionary incentive pay in 2016 was influenced in large part by the company’s financial results for the year, which were negatively impacted by Hurricane Matthew in the fourth quarter.

During the fourth quarter of 2016 the company repurchased 68,852 common shares through a share repurchase plan approved by the Board of Directors in December 2015. The shares were repurchased at an average price, inclusive of fees and commissions, of $29.09 per share.

Fourth Quarter 2016 - Financial Ratios

The loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) was 71.7% compared with 34.8% in 2015. The increase is primarily due to losses from Hurricane Matthew and reserve strengthening.

The expense ratio (defined as underwriting expenses, salaries and wages and other operating expenses, impairment losses, and interest expense related to net premiums earned) was 33.2% compared with 39.5% in the same prior year period. The decrease during the quarter was primarily due to the decrease in compensation expense described above.

Expressed as a total of all expense, including losses and loss adjustment expenses, related to net premiums earned, the combined loss and expense ratio was 104.9% compared with 74.3% in the same prior year period. The combined ratio was negatively impacted by losses and loss adjustment expenses related primarily to Hurricane Matthew.

Due to the impact reinsurance costs have on net premiums earned from period to period, the company believes the combined ratio measured to gross premiums earned is more relevant in assessing overall performance. The combined ratio to gross premiums earned was 71.9% compared with 44.9% for the fourth quarter of 2015. The increase during the quarter was primarily due to losses and loss adjustment expenses related to Hurricane Matthew.

Full Year 2016 - Financial Results

Net income totaled $29 million or $2.92 diluted earnings per common share compared with $65.9 million or $5.90 diluted earnings per common share for 2015.

Gross premiums earned totaled $378.7 million compared with $423.1 million in 2015. The decrease was primarily attributable to expected policy attrition as well as a rate decrease effective on new and renewal policies beginning in January 2016.

Premiums ceded were $135.1 million or 35.7% of gross premiums earned compared with $140.6 million or 33.2% of gross premiums earned during 2015. The decrease was primarily attributable to the lower costs of the 2016/17 reinsurance program which began June 1, 2016, as compared with the costs of the 2015/16 program, which began June 1, 2015.

Net premiums earned decreased to $243.6 million from $282.5 million in 2015.

Investment related income increased to $11.7 million compared with $3.4 million in 2015. The increase in 2016 was primarily due to $1.2 million of income from limited partnership investments in 2016 versus losses of $3.2 million in 2015 as well as net realized gains from investment sales of $2.6 million in 2016 as compared with $0.6 million of net realized investment losses for the year ended December 31, 2015. Additionally, the company recognized net non-cash charges of $2.5 million in 2016 and $4.7 million in 2015 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses for 2016 and 2015 were $124.7 million and $87.2 million, respectively. The increase was due to the impact of weather-related events and continued reserve strengthening in response to trends involving assignment of insurance benefits and related litigation.

Policy acquisition and other underwriting expenses were $42.6 million compared with $42 million for 2015.

Salaries and wages were $19 million compared with $20.1 million in 2015. The reduction was primarily attributable to a decrease in incentive pay as described above offset by an increase in headcount at the Tampa headquarters location.

Full Year 2016 - Financial Ratios

The loss ratio was 51.2% compared with 30.9% in 2015. The increase is primarily due to losses and loss adjustment expenses in 2016 from Hurricane Matthew and other weather-related events, and reserve strengthening throughout 2016.

The expense ratio was 38.1% compared with 32.8% in 2015. The increase was primarily attributable to the reduction in net premiums earned during 2016.

Expressed as a total of all expenses, including losses and loss adjustment expense, related to net premiums earned, the combined loss and expense ratio to net premiums earned was 89.3% compared with 63.6% in 2015. The combined ratio was negatively impacted by increased losses and loss adjustment expenses and the reduction in net premiums earned during 2016.

The combined ratio to gross premiums earned was 57.5% compared with 42.5% in 2015. The increase in 2016 was due to the factors described above.

Management Commentary

“Despite approximately $21 million of losses and expenses related to Hurricane Matthew, we produced profitable results for the fourth quarter of 2016 – our 37th consecutive profitable quarter,” said Paresh Patel, the company’s chairman and chief executive officer. “A multitude of factors contributed to our fourth quarter profit, including continued strong operating performance by our core insurance business, lower reinsurance costs, one real estate related gain and improved investment income, all of which resulted from our long-term strategic plans to manage our risks, manage our costs and expenses, diversify our business operations, develop and deploy new technologies, maintain a strong balance sheet and pursue accretive growth opportunities as they arise. We continue to focus on the bottom line rather than the top line.”

Conference Call

HCI Group will hold a conference call later today (February 21, 2017) to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Richard Allen will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through March 21, 2017.

Toll-free replay number: (877) 481-4010

International replay number: (919) 882-2331

Replay ID: 10211

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate, and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

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HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At December 31, 2016	At December 31, 2015
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $167,231 and $128,614, respectively)	$166,248	125,009
Equity securities, available for sale, at fair value (cost: $ 47,750 and $47,548, respectively)	53,035	48,237
Limited partnership investments, at equity	29,263	23,930
Investment in unconsolidated joint venture, at equity	2,102	4,787
Real estate investments (inclusive of $3,404 and $2,906 of consolidated variable interest entities, respectively)	48,086	30,954

Total investments	298,734	232,917
Cash and cash equivalents (inclusive of $65 and $57 of consolidated variable interest entities, respectively)	280,531	267,738
Accrued interest and dividends receivable	1,654	1,390
Income taxes receivable	2,811	1,858
Premiums receivable	17,276	19,631
Prepaid reinsurance premiums	24,554	40,747
Deferred policy acquisition costs	16,639	18,602
Property and equipment, net	11,374	11,786
Intangible assets, net	4,899	—
Deferred income taxes, net	250	3,189
Other assets	11,342	39,128

Total assets	$670,064	636,986

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$70,492	51,690
Unearned premiums	175,803	187,290
Advance premiums	4,651	4,983
Assumed reinsurance balances payable	3,294	1,084
Accrued expenses (inclusive of $68 and $21 of consolidated variable interest entities, respectively)	6,513	6,316
Long-term debt	138,863	129,429
Other liabilities	26,702	18,472

Total liabilities	426,318	399,264

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,662,761 and 10,292,256 shares issued and outstanding in 2016 and 2015, respectively)	—	—
Additional paid-in capital	8,139	23,879
Retained income	232,964	215,634
Accumulated other comprehensive income (loss), net of taxes	2,643	(1,791)

Total stockholders’ equity	243,746	237,722

Total liabilities and stockholders’ equity	$670,064	636,986

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenue

Gross premiums earned	$92,405	101,946	$378,678	423,120
Premiums ceded	(29,053)	(40,320)	(135,051)	(140,614)

Net premiums earned	63,352	61,626	243,627	282,506

Net investment income	3,087	1,293	9,087	3,978
Net realized investment gains (losses)	1,702	(45)	2,601	(608)
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(1,041)	(810)	(2,252)	(5,275)
Portion of loss recognized in other comprehensive income, before taxes	—	(2)	(230)	594

Net other-than-temporary impairment losses	(1,041)	(812)	(2,482)	(4,681)
Policy fee income	947	1,019	3,914	3,496
Gain on repurchases of convertible senior notes	—	—	153	—
Gain on bargain purchase	—	—	2,071	—
Gain on remeasurement of previously held interest	4,005	—	4,005	—
Other	319	331	1,470	1,261

Total revenue	72,371	63,412	264,446	285,952

Expenses

Losses and loss adjustment expenses	45,406	21,420	124,667	87,224
Policy acquisition and other underwriting expenses	10,117	11,067	42,642	41,984
Salaries and wages	2,028	4,966	19,037	20,140
Interest expense	2,967	2,716	11,079	10,754
Impairment loss	388	—	388	—
Other operating expenses	5,564	5,618	19,777	19,658

Total expenses	66,470	45,787	217,590	179,760

Income before income taxes	5,901	17,625	46,856	106,192
Income tax expense	1,293	6,535	17,835	40,331

Net income	$4,608	11,090	$29,021	65,861

Basic earnings per common share	$0.47	1.12	$2.95	6.51

Diluted earnings per common share	$0.47	1.05	$2.92	5.90

Dividends per common share	$0.30	0.30	$1.20	1.20

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